EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                         (In thousands, except per share amounts)
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                                     Three Months Ended               Six Months Ended
                                       October 31,                      October 31,


                                      1995        1994               1995         1994
Primary earnings per share:

Average share outstanding          4,866,600    4,820,600          4,858,700    4,809,400

Net effect of dilutive stock
options and warrants-based on
the treasury stock method
using average market price           587,300      331,800            505,400      243,600

                                   5,453,900    5,152,400          5,364,100    5,053,000

Net income                        $  712,700   $  337,300         $1,437,400   $  920,700
Net income per share              $      .13   $      .06         $      .27   $      .18

Fully-diluted earnings per
share:

Average shares outstanding         4,866,600    4,820,600          4,858,700    4,809,400

Net effect of dilutive stock
options and warrants-based on
the treasury stock method
using ending market price (or
average market price if higher)      587,300      367,100            592,200      369,700

                                   5,453,900    5,187,700          5,450,900    5,179,100

Net income                        $  712,700   $  337,300         $1,437,400   $  920,700
Net income per share              $      .13   $      .06         $      .26   $      .18
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